EXHIBIT 99.15


                    Avocent Announces Divisional Realignment


       HUNTSVILLE, Ala.--(BUSINESS WIRE)--May 23, 2006--Avocent Corporation (NASDAQ:AVCT) announced today that, effective June 1, 2006, it will realign its Embedded Software and Solutions Division to report to Tom Miller, Avocent's Senior Vice President of Global OEM Markets.
       "Based upon feedback from our OEM customers, we have decided to adopt an integrated relationship management approach. Both our traditional OEM appliance team within our Management Systems Division and our Embedded Software and Solutions team will now report to Tom and will work together to offer our OEM customers a more focused and coordinated product roadmap," stated John R. Cooper, Avocent's Chairman and Chief Executive Officer.
       "The AESS team has continued to create traction in the device management space with embedded management technology," continued Mr. Cooper. "These embedded `building blocks' include IPMI, DVC video compression and virtual media. In addition, AESS has been very successful incorporating these technologies into integrated products, such as remote access cards and blade server management modules marketed as complete management solutions in partnership with our OEM customers. By further expanding the collaboration of these `building blocks' with our appliances, exciting new opportunities present themselves - offering new revenue streams as we build out a complete management stack."
       Mr. Miller joined Avocent in 2002 and has been responsible for leading the company's sales and relationship development efforts with OEM customers on a worldwide basis, which represented approximately 48% of Avocent's sales in 2005.
       "Regrettably, Mark Lee, who joined Avocent with the acquisition of OSA Technologies and has been in charge of the AESS Division, has decided to leave Avocent at the end of May to pursue other entrepreneurial opportunities. We thank Mark for his leadership and vision and wish him well in his new ventures," concluded Mr. Cooper.

       About Avocent Corporation

       Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, branch offices, and small to medium size businesses worldwide. Branded and OEM products include remote and local access solutions for switching, serial console, power extension, intelligent platform management interface (IPMI), mobile and video display management solutions. Additional information is available at: www.avocent.com.

       Forward-Looking Statements

       This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the Company's future product roadmap and new revenue streams and other opportunities. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with product design efforts and the introduction of new products and technologies, risks related to OEM sales, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2006. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.


    CONTACT: Avocent Corporation
             Edward H. Blankenship, 256-217-1301